EXHIBIT A

Amendment
To
The McGraw-Hill Companies, Inc. Management Severance Plan

The McGraw-Hill Companies, Inc. Executive Severance Plan (the “Management Severance Plan”), as amended and restated effective January 1, 2012 is amended, effective as of January 1, 2013, as follows:

1.    Part 1 of Appendix A is replaced in its entirety with the following:

Appendix A Effective Date. The effective date of this Appendix A is January 1, 2013 (the “Appendix C Effective Date”).

2.    Part 2 of Appendix A is amended by replacing in its entirety the definition of “GV Eligible Termination” with the following:

“GV Eligible Termination” means termination of the employment of a GV Participant with the Company Group (i) by the Company for any reason other than for Cause and (ii) by the GV Participant for Good Reason; provided, however, that a GV Eligible Termination shall not include a termination of employment as a result of the GV Participant’s death, Disability, voluntary resignation by a GV Participant for any reason other than Good Reason, or lawful Company-mandated retirement at normal retirement age; and provided, further, that (A) an involuntary termination of employment shall not constitute a GV Eligible Termination unless a written notice (the “Written Notice of Termination”) is delivered by the Company to the GV Participant within the GV Period, and (B) a resignation for Good Reason shall not constitute a GV Eligible Termination unless the Written Notice of Termination related to the Good Reason resignation is delivered to the Company by the GV Participant within the GV Period.

3.    Part 2 of Appendix A is amended by replacing in its entirety the definition of “GV Participant” with the following:

“GV Participant” means a Participant who is classified by the Company as an employee of the Corporate unit (and not a business unit) other than Corporate Information Management and who is not an Excluded GV Participant, and who has received or delivered a Written Notice of Termination. GV Participants shall include Participants hired by the Company during the GV Period who are not Excluded GV Participants.

4.     Part 2 of Appendix A is amended by replacing in its entirety the definition of “GV Period” with the following:

“GV Period” means the period beginning on, and including, the Appendix A Effective Date, and ending on, and including, June 30, 2013.

5.     Part 2 of Appendix A is amended by replacing in its entirety the definition of “GV Excluded Participant” with the following:

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“Excluded GV Participant” means (i) any Participant who is not classified by the Company as a GV Participant, (ii) a Participant who is employed by McGraw-Hill Broadcasting, Inc. or in the Company’s broadcasting business, including individuals listed on Section 1.01(b) of the Seller Disclosure Schedule to that certain Stock Purchase Agreement, dated as of October 3, 2011, related to the sale of the Company’s broadcasting business; (iii) individuals who were formerly employees of CME Group Index Services LLC and related businesses (commonly known as Dow Jones Indexes) (“CME”) who become employees of the Company or any of its subsidiaries in connection with the joint venture between Standard & Poor’s Financial Services LLC and CME; and (iv) a Participant who is party to an offer letter, employment contract, severance or retention agreement or similar agreement with the Company Group that provides for severance, termination or similar-type payments from the Company Group and (v) any other Participant that the Committee may identify from time to time in writing as an Excluded GV Participant.

* * * *

Except as set forth herein, the Management Severance Plan remains in full force and effect.

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